UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Signature Group Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

NEW SIGNATURE, LLC

CHARLESTOWN CAPITAL ADVISORS, LLC

RAJ MAHESHWARI

LEE SMITH

BOUCHARD 10S LLC

CRAIG T. BOUCHARD

DUART HOLDINGS LLC

MALCOLM F. MACLEAN IV

STEVEN GIDUMAL

CLIFFORD D. NASTAS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2013 ANNUAL MEETING OF STOCKHOLDERS

OF

SIGNATURE GROUP HOLDINGS, INC.

PROXY STATEMENT

OF

THE CONCERNED STOCKHOLDERS OF SIGNATURE GROUP HOLDINGS

PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

To the Stockholders of Signature Group Holdings, Inc.:

We, the Concerned Stockholders of Signature Group Holdings (the “Concerned Signature Stockholders,” “we” or “us”), the participants in this solicitation (this “Solicitation”), are furnishing this Proxy Statement (this “Proxy Statement”) and the enclosed GOLD proxy card (the “Proxy Card” or “Proxy”) to you as a stockholder of Signature Group Holdings, Inc., a Nevada corporation (the “Company”).

We are deeply frustrated and dissatisfied with the performance, leadership and direction of the Company. The Company’s Board of Directors (the “Board”) has failed to consummate any major acquisitions in the past year, has failed to generate stockholder value at a time when the equity markets in the United States significantly increased, and has failed to put the Company on track to achieve these twin critical goals. Thus we believe it is necessary to have the Company led by a new, highly competent and skilled board of directors that consists of our nominees.

Our slate of nominees, unlike the one proposed by the Company, includes executives and investors who have documented track records of success acquiring and building companies that maximize stockholder value. Our slate includes people who have led significant enterprises, effected major and material transactions, improved businesses significantly, and generated returns for stockholders.

We ask you to support our director nominees and vote as we recommend for the other proposals before the Company’s 2013 Annual Meeting of Stockholders to be held at the Sheraton Gateway Los Angeles Hotel, 6101 W. Century Boulevard, Los Angeles, California 90045, on July 16, 2013, beginning at 2:00 p.m. Pacific Time (including any adjournment or postponement thereof and any meeting which may be called in lieu thereof, the “2013 Annual Meeting”).

The Proxies are being solicited by and on behalf of the Concerned Stockholders of Signature Group Holdings, who are comprised of: (i) New Signature, LLC (“New Signature”); (ii) Charlestown Capital Partners, LLC (“Charlestown Capital”) and Raj Maheshwari (Mr. Maheshwari and Charlestown Capital collectively, hereinafter called “Charlestown”); (iii) Bouchard 10S LLC and Craig T. Bouchard (Mr. Bouchard and Bouchard 10S LLC collectively, hereinafter called “Bouchard”); (iv) Steven Gidumal; (v) Duart Holdings LLC and Malcolm F. MacLean IV (Mr. MacLean and Duart Holdings LLC, collectively, hereinafter called “MacLean”); (vi) Clifford D. Nastas and (vii) Lee Smith.

Specifically, we seek your support for the following purposes:

(1)	to vote FOR the slate of Craig T. Bouchard, Steven Gidumal, Malcolm F. MacLean IV, Raj Maheshwari and Clifford D. Nastas (each, a “Concerned Stockholder Nominee” and, collectively, the “Concerned Stockholder Nominees”) proposed by the Concerned Signature Stockholders to serve on the Board until the next meeting of stockholders and until their successors have been elected and qualified;

(2)	to vote AGAINST an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the authorized number of shares of the common stock of the Company from 190,000,000 shares to 665,000,000 (the “Articles Amendment”);

(3)	to vote FOR the selection of Squar, Milner, Peterson, Miranda & Williamson, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

(4)	to vote AGAINST advisory approval of the compensation of the Company’s named executive officers (the “Executive Compensation”);

(5)	to vote for a ONE YEAR period between future stockholder advisory votes on Executive Compensation;

(6)	to vote AGAINST adjourning the Annual Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Annual Meeting to approve Proposal 2 (the “Adjournment Proposal”); and

(7)	to transact such other business as may properly come before the Annual Meeting, and any adjournment or postponements thereof.

The Company has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting as May 29, 2013 (the “Record Date”). The mailing address of the principal executive offices of the Company is 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to the Company’s Preliminary Proxy Statement as filed with the Securities and Exchange Commission on April 19, 2013, as of April 15, 2013 (the “Company Statement”), the Company had 121,426,840 shares of common stock, par value $0.01 per share, outstanding and expected to be entitled to vote at the Annual Meeting.

As of the date hereof, the Concerned Signature Stockholders own an aggregate of 4,114,314 shares, or approximately 3.39%, of the Company’s issued and outstanding Common Stock. We intend to vote such shares FOR the election of the Concerned Stockholder Nominees, AGAINST the Articles of Amendment, FOR the ratification of the selection of Squar Milner as independent auditors, AGAINST the approval of the Executive Compensation, for a ONE YEAR period between advisory votes on Executive Compensation and AGAINST the Adjournment Proposal, as described herein.

The Concerned Signature Stockholders believe that Concerned Stockholder Nominees, if elected, will provide the Company with a new Board of highly qualified individuals whose experience includes serving on the boards of directors of public companies or as executive officers of companies engaged in merger and acquisition activity, and who are motivated to lead the Company forward for the benefit of the Company’s stockholders. The Concerned Stockholder Nominees are Craig T. Bouchard, Steven Gidumal, Malcolm F. MacLean IV, Raj Maheshwari, and Clifford D. Nastas, a set of nominees including two chief executive officers, several experienced investors, and one former director of the Company. Therefore, the Concerned Signature Stockholders are soliciting your Proxy on the enclosed GOLD Proxy Card for the 2013 Annual Meeting and ask that you deliver your completed, signed, and dated GOLD Proxy Card as promptly as possible by mail in the enclosed postage-paid envelope.

IMPORTANT

THIS SOLICITATION IS BEING MADE BY THE CONCERNED STOCKHOLDERS OF SIGNATURE GROUP HOLDINGS, INC. AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY. THE CONCERNED SIGNATURE STOCKHOLDERS ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE 2013 ANNUAL MEETING OTHER THAN AS DESCRIBED HEREIN. SHOULD OTHER MATTERS, WHICH THE CONCERNED SIGNATURE STOCKHOLDERS ARE NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE 2013 ANNUAL MEETING, THE PERSONS NAMED AS PROXY ON THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES OF THE COMPANY’S COMMON STOCK YOU OWN (YOUR “SHARES”). THE CONCERNED SIGNATURE STOCKHOLDERS URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF THE CONCERNED STOCKHOLDER NOMINEES.

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If your Shares are registered in your own name, please sign and date the enclosed GOLD Proxy Card and return it to Morrow & Co., LLC, which is assisting us, in the postage-paid enclosed envelope today.

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If your Shares are held in a brokerage firm, bank nominee or other institution (i.e., held in “street name”), only such firm, nominee or other institution can sign a GOLD Proxy Card with respect to your Shares and only upon receipt of specific instructions from you. You are considered the beneficial owner of the Shares, and these proxy materials, together with a GOLD Proxy Card, are being forwarded to you by your broker or bank. Your broker or bank cannot vote your Shares on your behalf without your instructions. Accordingly, you should contact the person responsible for your account and give instructions that the GOLD Proxy Card be completed, signed and dated for your Shares. Further, the Concerned Signature Stockholders urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to us, care of Morrow & Co., LLC at the address below, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

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Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed GOLD Proxy Card for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD Proxy Card.

WE URGE YOU NOT TO SIGN ANY PROXY CARD THAT MAY BE SENT TO YOU BY THE COMPANY (THE WHITE CARD).

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Since only your latest dated Proxy Card will count, we urge you not to return any white Proxy Card you receive from the Company. Even if you return management’s white Proxy Card marked “withhold” as a protest against the Company’s director nominees, it will revoke any Proxy Card you may have previously sent to us.

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If you have already sent in a white Proxy Card furnished by the Company’s management or the Board, you may revoke that proxy and vote for the Concerned Stockholder Nominees by (i) completing, signing, dating and returning the postage-paid enclosed GOLD Proxy Card , (ii) by delivering a written notice of revocation, or (iii) by voting in person at the 2013 Annual Meeting.

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You can vote for the Concerned Stockholder Nominees only on the GOLD Proxy Card. So please make certain that the latest dated Proxy Card you return is the GOLD Proxy Card. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.

IF YOU HAVE ANY QUESTIONS ABOUT EXECUTING OR DELIVERING YOUR GOLD PROXY CARD OR OTHERWISE REQUIRE ASSISTANCE, PLEASE CONTACT:

470 WEST AVENUE

STAMFORD, CT 06902

Stockholders Call Toll-Free at: 800-276-3011

Banks and Brokers Call Collect at: 203-658-9400

This Proxy Statement and GOLD Proxy Card are Available at:

www.morrowco.com/concernedsggh

Please sign, date and return the enclosed GOLD Proxy Card in the enclosed postage-paid envelope today.

The date of this Proxy Statement is May 2, 2013. This Proxy Statement and the enclosed GOLD proxy card are being made available at the SEC website (http://www.sec.gov) on or about May 2, 2013, and will be mailed to stockholders on or about June 3, 2013 to holders as of May 29, 2013.

REASONS FOR OUR SOLICITATION

We, the Concerned Stockholders of Signature Group Holdings, Inc., are deeply frustrated and dissatisfied with the performance, leadership and direction of the Company. Another year has passed under the control and leadership of this Board without tangible results. By failing to develop and execute plans to effectively use its considerable assets and by continuing to waste time and cash, we believe the Company has squandered opportunities for growth and severely limited its performance potential. It is time for fresh leadership and perspectives. It is time for the current members of the Board to step aside for our slate of nominees, who will institute and execute a business plan (and engage a competent and new chief executive officer) and drive results.

The Concerned Signature Stockholders believe that the current management team and Board lack the skill set, the experience and the ability to maximize stockholder value of the Company. We aim to put the Company on firm footing by electing a Board of experienced investors and leaders who are capable of identifying, analyzing, and consummating acquisitions. We believe we provide a significant upgrade in experience and qualifications at the Board level, with long-standing relationships with professionals in the equity and debt markets, and will be able to attract an executive leader for the business going forward.

Lack of Leadership by the Board, Destruction of Stockholder Value, Mr. Noell’s Termination Package

We are glad, as stockholders, that Chief Executive Officer, Craig Noell, resigned. We note that in March 2013, one of the Concerned Signature Stockholders publicly filed a letter that had been sent previously to the Company, expressing frustration with the Company’s management. Two weeks later, Mr. Noell resigned. If the Board were already aware of Mr. Noell’s poor performance, then it should not have taken a letter from a stockholder to spur the Board into taking this long-needed action.

However, Mr. Noell’s resignation reflects poorly on the current Board, and the Board has continued to act counter to stockholder interests in its handling of Mr. Noell’s departure. Mr. Noell received a termination package from the Board that includes 24 months of severance at a cost of $650,000 – even though his employment contract had only eight more months to run. In other words, the Board needlessly granted Mr. Noell 16 additional months of unnecessary and unwarranted compensation. Furthermore, the current Board permitted Mr. Noell to keep over 3,000,000 options and restricted stock awards which his tenure at the Company did nothing to warrant. And despite structuring this lavish departure gift to Mr. Noell, he was also allowed to remain on the Board.

Mr. Noell’s record at the Company, and this Board’s record in managing him and guiding the Company, is dismal.

Under Mr. Noell’s and the majority of this Board’s stewardship from June 2010 through December 31, 2012, stockholders have suffered the following:

•	A decrease in the Company’s assets of approximately 20%, a decline of $32 million.

•	A decrease in stockholders’ equity of approximately 36%, to $58.2 million.

•	Income from continuing operations in just 3 quarters of 10 quarters.

•	Cumulative operating losses in excess of $21 million.

During Mr. Noell and this Board’s tenure, the S&P 500 Index has risen over 50%, while the shares of the Company have declined 25%. Yet this Board rewarded Mr. Noell lavishly throughout his tenure and continued that pattern as Mr. Noell left the Company as CEO.

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On June 10, 2010, (the day before the Company emerged from bankruptcy) the Company’s shares closed at $0.80 per share. On April 16, 2013, the price of the Company’s common stock closed at $0.59, a decrease of over 25%.

•	On March 27, 2013, the day before the public release of the letter described above, the Company’s shares were trading for $0.54 per share, a decrease of nearly 33% from the June 10, 2010 price.

•	Further, since the March 28, 2013, letter alerted fellow stockholders that an investor committed to building stockholder value was filed, the share price has increased 9% to $0.59.

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In other words, current leadership has overseen the loss of almost one-quarter of the Company’s market capitalization in three years at a time when the S&P 500 Index has significantly increased in value.

In this context, the economic gifts awarded by the Board to Mr. Noell upon his departure as CEO raise significant questions about the Board’s judgment, competence, negotiating skills and process. The Chairman, Mr. Colville, did not lead the Company to an arms-length separation agreement with Mr. Noell, perhaps because Mr. Colville used to work for Mr. Noell. The lack of a succession plan for a new permanent chief executive officer for the Company, since Mr. Colville is presently acting as an interim CEO, speaks volumes (and poorly) of the Board’s leadership, strategic and management planning, and good corporate governance practices. The Board should have insisted on Mr. Noell’s immediate resignation from the Board as part of any termination package (as is customary in our experience), and should not have approved the material, economic package for Mr. Noell.

Lack of a Meaningful Transaction; Failure to Maximize the Company’s Most Valuable Asset

A key Company asset is the value of its net operating losses, as the Company itself recognizes. As of December 31, 2012, the Company reports federal net operating losses of almost $887 million and California NOLs of approximately $980 million, and has placed a valuation allowance of approximately $375 million for this asset. Yet the market value of the Company is only, as of April 22, 2013, approximately $60 million. The Company has been charged with consummating significant and material acquisitions to generate enterprise and stockholder value, but in almost three years since its emergence from bankruptcy, this Board and management team has executed only two acquisitions in totally unrelated industries, neither of them meaningful to the Company’s results, despite being staffed for acquisitions and paying generous compensation to its deal-makers.

During this same three-year period, interest rates have been at unprecedented lows, providing a wealth of financing options for a company that knows how to identify and execute transactions. The Company’s management has consistently blamed the lack of a deal on various administrative concerns that supposedly occupied the time of management. However, true dealmakers will find meaningful transactions that will enhance stockholder value whatever the administrative issues. In our view, the current situation demonstrates a lack of competence, management inexperience, Board inexperience and inability to focus on the correct priorities.

This must change. Under the leadership of our nominees, we believe it will change. We have access to material deal flow, we have the skills and desire to oversee a robust M&A program, and we have track records of building companies organically and through material acquisitions. The current Board does not. It can make excuses, but it had its chance and failed to deliver results.

Excessive Compensation to Senior Management

We, and our fellow stockholders, should be concerned about the level of compensation paid to the senior management team based on the lack of tangible results and stockholder return. Upon emergence from bankruptcy, the annual salaries of senior management were limited to $150,000 each. In August 2011, the Company entered into employment agreements with members of management. With these contracts, compensation exploded to the upside:

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In 2011, the Company’s top employees collected almost $3 million in salaries, bonuses, stock options and restricted stock grants (subject to vesting) and perks (including $8,000 for Mr. Noell’s gym membership fees).

•	In 2012, the Company’s top employees collected over $2.5 million in salaries, bonuses and stock options and restricted stock grants (subject to vesting).

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On April 9, 2013, Craig Noell resigned his position as Chief Executive Officer of the Company. Under his August 2011 employment contract, Mr. Noell was entitled to the salary he had earned up to his point of resignation and to keep the options that had vested up to that point. He was not entitled to keep any unvested options or restricted stock. The current Board chose to provide generous severance and other benefits to Mr. Noell. Thus, the current Board of the Company chose to give Mr. Noell two years of base salary ($650,000) in severance, continued COBRA payments and continued vesting of 1.5 million options (out of 2.9 million total awarded under his 2011 contract) and 492,224 shares of restricted stock. The Board decided to make these payments despite the fact that Mr. Noell presided over significant destruction of stockholder value. We also note that Mr. Noell’s replacement as Chief Executive Officer, G. Christopher Colville, is the Chairman of the Board of Directors, and thus directly responsibility for approving this waste of stockholder resources.

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As a result of these compensation excesses, today the Company’s total shares outstanding currently number 121.4 million, a significant increase from 112.6 million when the Company emerged from bankruptcy. Including warrants, options and restricted stock, the total share count approaches 150 million, despite the fact that the price of the Company stock has declined from $0.80 to $0.60 over that period.

Shareholders Deserve a Competent and Highly Qualified Board Free from Questionable Related Party Transactions

We believe several of the current Board members, who are proposed by the Company for re-election to the Board, lack the qualifications to sit on the Board while it is in its current deal acquisition phase. And yet despite this, the current Board and management have no qualms about executing related party transactions that may not be in the best interests of the Company’s stockholders.

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Mr. Noell resigned as the CEO of the Company in April 2013, but did not resign his position on the Board. His fellow board members awarded him a what we believe is a generous, unnecessary compensation package. One of Mr. Noell’s fellow board members is Mr. Colville, who is a long-time business associate of Mr. Noell’s. Mr. Colville worked for Mr. Noell as an employee of Murphy-Noell Capital from 2000 to 2002. We question Mr. Colville’s judgment and discharge of his fiduciary duties if he approved this termination package. We believe the actions of the other two long-serving Board members, John Koral and Edward Lamb, similarly failed to act properly given Mr. Noell’s performance.

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Mr. Lamb is, as his primary occupation, a senior accountant at the basketball club of the Los Angeles Clippers. Mr. Lamb also has the distinction of having been a senior financial executive at the predecessor firm of the Company, Fremont General (“Fremont”). Mr. Lamb worked at Fremont in the years leading up to its bankruptcy filing, and we believe there does not appear to be a less qualified person for this Board than Mr. Lamb. While managing basketball duties for the L.A. Clippers, a member of the National Basketball Association, Mr. Lamb does not appear to have any experience in searching, sourcing, managing or evaluating business transactions. Despite having once worked at Fremont/the Company, Mr. Lamb’s stock holdings consist almost entirely of the stock grants he receives from his tenure on the Board.

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Mr. Koral has sat on the Board from its emergence from bankruptcy, and it is believed that Mr. Koral is a retired construction manager, with no public company experience. Mr. Koral has stated that he has been involved in the development of commercial land and building projects since 1982, which averaged about $3.3 million a year in size. During Mr. Koral’s tenure, the stock has underperformed the S&P 500 by over 75%, as mentioned above.

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Mr. Colville, the choice of the Board to be the Chief Executive Officer of the Company at this time, runs the company from Texas, despite the fact that Company operations are based in California and most of the private company deal-flow is in New York or Chicago. Mr. Colville seems to possess little discernible skill or experience with the kinds of sizable mergers and acquisitions transactions suitable for the Company.

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In a showing of this Board’s isolation and insularity, the Board has now decided to nominate as its fifth nominee, Mr. Robert Schwab, after Mr. Noell’s tenure on the Board ends at the 2013 Annual Meeting. While we strongly believe the Board needs new members (hence, this Solicitation), we do not believe that Mr. Schwab is an appropriate candidate. Mr. Schwab was one of the original Board members of the Company upon its emergence from bankruptcy and served from 2010 until July 2012, the period during which most of the Company’s current problems arose. Further, Mr. Schwab’s experience is in the construction trade, including public works projects.

For all of these reasons, we urge other concerned stockholders to join us in finally putting in place a competent Board and management team. We will put in place an effective Chief Executive Officer immediately upon election, drawing from our professional network. Further, our slate of Concerned Stockholder Nominees will be focused on maximizing stockholder value and if our Concerned Stockholder Nominees do not lead to an increase in stockholder value, we will voluntarily make changes to our management and Board members. We believe strongly in the value inherent in the Company and our focused goal is to maximize this value as quickly and efficiently as possible.

BACKGROUND OF OUR SOLICITATION

The Concerned Signature Stockholders include a former director of the Company and several individuals and entities who are stockholders of the Company. As stockholders, members of the Concerned Signature Stockholders have had, in the past, regular conversations and meetings with members of the management team (including the former CEO, Mr. Noell, and his reports). One of our proposed nominees, as a former director, had regular interactions with the Board and management. These contacts were for general business purposes. Over time, certain members of the Concerned Signature Stockholders grew increasingly frustrated with the Company’s failure to develop and execute a business plan that would drive tangible economic results and stockholder value.

From 2011 to 2013, Raj Maheshwari and Craig T. Bouchard approached the Company to suggest and discuss potential acquisition targets for the Company; none of these reached the negotiation stage.

In April 2011, Steven Gidumal joined the Board of the Company and served until July 24, 2012, the date of the Company’s 2012 Annual Meeting of Stockholders. In April 2012, the Company selected its slate of director nominees for election at the Company’s 2012 Annual Meeting of Stockholders. Mr. Gidumal was not included as a nominee on the Company’s slate. Mr. Gidumal believes he was not re-nominated to the slate of Directors over his efforts to reign in compensation. On May 8, 2012, he submitted to the Board a nomination for himself as an additional director nominee at the 2012 Annual Meeting. The Company reported that it considered his nomination and declined to include him in its recommended slate for the meeting.

In January 2013, Mr. Maheshwari sent an e-mail to Philip Tinkler, a Board member and Chief Operating and Financial Officer of Equity Group Investments (“EGI”), and Evan Harwood, of EGI, expressing his concerns about the Company’s and Board’s expense management, including an excess in executive compensation, cash burn rate, and a lack of initiatives, including the failure of the Company to identify additional acquisitions and to maximize Company stockholder value.

On March 11, 2013, Mr. Maheshwari sent a private letter to the independent members of the Board expressing the same concerns described in the e-mail sent to Mr. Tinkler.

On March 13, 2013, W. Christopher Manderson, the Company’s General Counsel, offered to disclose non-public information about the Company to Mr. Maheshwari and Charlestown Capital, subject to a Non-Disclosure Agreement. The Company and Charlestown Capital signed the Non-Disclosure Agreement on March 18, 2013.

On March 20, 2013, Mr. Manderson offered to organize a conference call involving Mr. Noell, Mr. Maheshwari, and the other members of the Charlestown Capital team. A teleconference among Messrs. Maheshwari, John Weber and Smith, of Charlestown Capital, and Messrs. Noell and Manderson, of the Company, was held on March 26, 2013, where the Company’s issues were further discussed.

On March 28, 2013, Charlestown Capital released, via PR Newsletter, the letter that it had sent to the independent members of the Board on March 11, 2013.

On April 2, 2013, Mr. Noell e-mailed Mr. Maheshwari an offer to provide additional updates on the issues at the Company and give Mr. Maheshwari the opportunity to speak to Mr. Tinkler and G. Christopher Colville, directors of the Company.

On April 11, 2013, Mr. Noell’s resignation as CEO of the Company was made public.

On April 15, 2013, Messrs. Maheshwari, Bouchard, Gidumal, Nastas and MacLean created New Signature, LLC, in order to propose a set of corporate changes and new directors for the Board.

On April 15, 2013, Mr. Maheshwari spoke with Mr. Tinkler about some events at the Company, including the appointment of Mr. Colville as the new Chief Executive Officer of the Company.

On April 22, 2013, Mr. Maheshwari, on behalf of Charlestown Capital, terminated the Non-Disclosure Agreement.

On April 24, 2013, Mr. Maheshwari, on behalf of Charlestown Jupiter Fund, LLC (a wholly owned fund of Charlestown Capital and record owner of shares of the Company’s stock), as required by the Company’s Bylaws, submitted the nominations for the Concerned Stockholder Nominees to the Company’s Corporate Secretary, Mr. Manderson. On April 26, 2013, the Company acknowledged receipt of these nominations and requested the completion of standard Director & Officer Questionnaires for review by the Board’s Nominating & Governance Committee by May 3, 2013. The Concerned Stockholder Nominees are in the process of completing such questionnaire.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently composed of five directors whose terms expire at the 2013 Annual Meeting. The Concerned Signature Stockholders are seeking your support at the 2013 Annual Meeting to elect the following slate of five independent and highly qualified Concerned Stockholder Nominees. Information Regarding the Concerned Stockholder Nominees

Set forth below are the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the proposed Concerned Stockholder Nominees. This information has been furnished to the Concerned Stockholders of Signature Group Holdings by the Concerned Stockholder Nominees. The nominations were made in a timely manner and in compliance with the Company’s governing instruments.

Craig T. Bouchard, age 59, is Chairman of the Board and Chief Executive Officer of Cambelle-Inland, LLC, an entity created in 2013 through which Mr. Bouchard manages certain investment activities in China. Prior to founding Cambelle-Inland, LLC, in 2010, Mr. Bouchard founded Shale-Inland, a leading master distributor of stainless steel pipe, valves and fittings, and stamped and fabricated parts to the US energy industry with revenues approaching $1 billion. Mr. Bouchard served as the Chief Executive Officer and later as the Chairman of the Board of Shale-Inland through 2012.

Before he founded Shale-Inland, Mr. Bouchard was President and Vice Chairman of Esmark, Inc., a publicly traded company on the NASDAQ. Mr. Bouchard co-founded Esmark, Inc. in 2004. Craig was named a finalist for the 2005 Ernst & Young Entrepreneur of the Year Award in Illinois. His team later crafted the first and only hostile reverse tender merger on Wall Street, successfully replacing 9 directors of Wheeling Pittsburg Corporation in 2007. In doing so, Esmark became the nation’s fifth largest steel company. During Mr. Bouchard’s tenure, Esmark’s revenues grew from $4 million to over $3 billion. The company was one of the highest appreciating stocks on the NASDAQ or the NYSE for the full year 2008. The story was told in “America for Sale,” Copyright 2009, Craig T. Bouchard and James V. Koch (ABC-CLIO).

From 1998-2003, Mr. Bouchard was the President and Chief Executive Officer of New York based NumeriX, a risk management software company commanding a leading market share on Wall Street.

Mr. Bouchard holds a Bachelors degree from Illinois State University, a Masters Degree in Economics from Illinois State University, and an MBA from the University of Chicago. He has been a member of the Board of Trustees of Boston University and the Foundation of the University of Montana. He is currently a member of the Board of the Department of Athletics at Duke University. Mr. Bouchard holds United States Patent No. 4,212,168, Power Producing Dry-Type Cooling Systems, and has authored, with James V. Koch, the book “The Caterpillar Way. Lessons in Leadership, Growth and Stockholder Value,” Copyright 2013, (McGraw Hill, November 2013; www.craigbouchard.com). Mr. Bouchard has significant executive experience in a variety of industries, including risk management, strategic planning, raising capital, financial engineering, a distinctive record of business successes and considerable experience in growing his companies both organically and through accretive acquisitions. As a result, we have named Mr. Bouchard as a Concerned Stockholder Nominee.

Steven Gidumal, age 55 has, since 2004, served as the founder, President and Portfolio Manager for Virtus Capital, L.P., a firm based in Orlando, Florida that invests in the securities of companies in distressed and restructuring situations, including a variety of real estate and financial institutions. From August 2006 to August 2008, Mr. Gidumal also served as Co-Portfolio Manager of Resurgence Asset Management, a distressed fund based in New York City for which he co-ran a portfolio in excess of $400 million, and played a key role in selling operating businesses and being the lead negotiator for a group of investors in the multi-billion Eurotunnel restructuring and in the Smartalk litigation resolution.

Mr. Gidumal served on the Board of the Company from 2011-2012. He has also been a director of Golden Gate Homes, Inc. since 2009, and has been the sole director since 2011. From 2011 to 2012, Mr. Gidumal served as the Chairman of the Board of Directors of RoomStore, Inc., where he also served on the Audit Committee, the Compensation Committee and the Corporate Governance Committee. From 2006 to 2008, Mr. Gidumal served as a director for Sterling Chemicals, Inc., where he also served on the Compensation Committee. Mr. Gidumal also served on the Board of Managers for Mirant Corporate Asset Recovery (“MCAR”) litigation trust from 2006 to 2012, where he was the lead negotiator in the litigation with Southern Energy, where he negotiated a $202 million cash settlement which was paid to MCAR.

Mr. Gidumal earned a Bachelor of Science degree in Economics from the University of Pennsylvania (Wharton undergraduate program) and a Master of Business Administration from Harvard Business School as a Baker Scholar. Mr. Gidumal is a proposed Concerned Stockholder Nominee in light of Mr. Gidumal’s significant experience as an investor, board member and committee member. Further, Mr. Gidumal has considerable expertise in financial statement audits and capital allocation. As a result, we have named Mr. Gidumal as a Concerned Stockholder Nominee.

Malcolm F. MacLean IV, age 43, is the Managing Member of Duart Holdings LLC. Mr. MacLean is a Founder, Managing Partner and Director of Star Asia Group, an opportunistic real estate debt and equity investment firm in Tokyo which was he co-founded in 2006. Mr. MacLean is also the co-Founder and Chairman of Delta Capital Investments KK, a student housing and share-house investment company based in Tokyo, which was founded in 2009. Mr. MacLean also serves as a Partner at Taurus Capital Partners LLC, an angel and venture capital investor. From 2000 to 2009, Mr. MacLean was the President and Head Trader at Mercury Global Real Estate Advisors LLC, a global real estate investment firm.

From 1992 to 2000, Mr. MacLean was a senior investment banker in Kidder, Peabody & Co.’s and PaineWebber Inc.’s Real Estate Investment Banking Groups, specializing in originating, structuring and executing of equity, debt and mergers and acquisitions transactions consummating transactions in excess of $15 billion.

Mr. MacLean earned a Bachelor of Arts degree in Economics and Law at Trinity College in Hartford, Connecticut. He also studied International Economics at Cambridge University in the United Kingdom. Mr. MacLean has over 20 years of experience in the global investment business having structured and consummated over $20 billion of investments. His expertise is in identifying and making deep value and special situations investments and then creating additional value for investors. As a result, we have named Mr. MacLean as a Concerned Stockholder Nominee.

Raj Maheshwari, age 50, is Managing Director of Charlestown Capital Advisors, LLC, a private merchant banking company specializing in financial advisory/ merchant banking services (including mergers and acquisitions advisory) to public and private market emerging companies. Under Mr. Maheshwari’s tenure, Charlestown Capital has been a mergers and acquisitions advisor to Esmark, Inc, a steel company that was sold to OAO Severstal of Russia in August, 2008 for $1.3 billion. Charlestown Capital continues to be a financial advisor to The Bouchard Group, the founders of Esmark, Inc. and to their successor companies. In 2011, Charlestown Capital led the successful reorganization of Meruelo Maddux Properties (subsequently renamed EVOQ Properties), a commercial real estate company based in Los Angeles under Chapter 11 of the U.S. Bankruptcy Code. Charlestown Capital, under Mr. Maheshwari’s leadership, has been a strategic mergers and acquisitions advisor to emerging companies in a variety of sectors. In particular, Charlestown assisted in Shale-Inland’s acquisitions of Main Steel in 2011 HDSupply IPVF in 2012. Charlestown Capital has also advised Akela Pharmaceuticals, LTS Lohmann, Artevea Digital, among other emerging companies, in their mergers and acquisitions activities.

Prior to founding Charlestown Capital, Mr. Maheshwari was a portfolio manager and managing director at Weiss Peck and Greer Investments (“WPG”). From 1999 to August, 2005, Mr. Maheshwari was a Portfolio Manager and Managing Director at WPG (and its successor parent company Robeco Investment Management). At WPG, he built and managed a $500 million (approximately) Risk Arbitrage and Special Situations/Event Driven hedge fund. In addition, at WPG and its parent company, Robeco Investment Management, he was involved in many aspects of investment management, including asset allocation, identifying new investment strategies, and overall investment management strategy. From 1996 to 1999, Mr. Maheshwari was a Vice President of Research at Robert Fleming, Inc., where he helped run a $250 million (approximately) equity arbitrage portfolio.

Mr. Maheshwari holds a Bachelor of Science degree in Mathematics and Computer Sciences from the State University of New York at Albany and an MBA from New York University. Mr. Maheshwari has considerable investing experience, as well as expertise in identifying and closing value enhancing strategic transactions and in reviewing financial statements and capital allocation. As a result, have named Mr. Maheshwari as a Concerned Stockholder Nominee.

Clifford D. Nastas, age 50, is Chief Executive Officer and a member of the Board of Directors of Material Sciences Corporation (“MSC”), a leading global provider of material based solutions for the automotive, electronics, appliance and construction industries, serving in those capacities since December 1, 2005. Mr. Nastas served as President and Chief Operating Officer of MSC from June 2005 to December 2005, and as Executive Vice President and Chief Operating Officer from October 2004 through June 2005. Prior to that time, he held numerous executive positions with MSC from January 2001 to October 2004. Mr. Nastas served as the Global Automotive Business Director for Honeywell International Inc., a technology and manufacturing provider of aerospace products, control technologies, automotive products, specialty chemicals and advanced materials, from 1995 until he joined MSC in January 2001. Mr. Nastas served as an independent member of the Board of Directors of Quixote Corporation and sat on its Audit Committee from 2009 until the company was sold in March 2010.

Mr. Nastas earned a Bachelor of Science degree in Chemical Engineering from Wayne State University and an MBA from Case Western University. Mr. Nastas has significant and successful senior management experience and a wealth of public company board service experience. As a result, we have named Mr. Nastas as a Concerned Stockholder Nominee.

The business address for each of the Concerned Stockholder Nominees, is c/o New Signature, LLC, 1325 Avenue of the Americas, 28th Floor, New York, New York 10019.

We believe that each of the Concerned Stockholder Nominees qualifies as independent within the meaning of “independence” set forth in the rules of the NYSE MKT Company Guide, and we have no knowledge of any facts that would prevent a determination that each of the Concerned Stockholder Nominees is independent. Because the Company’s common stock is quoted only on the OTCQX Bulletin Board and is not listed on a national securities exchange and therefore, no specific independence requirements apply to the Company’s directors. We, therefore, have selected the NYSE MKT stock exchange, and have analyzed the independence of our nominees under the rules of the NYSE MKT Company Guide.

None of the Concerned Stockholder Nominees has carried on an occupation or employment, during the past five years, with the Company or any corporation or organization which is or was a parent, subsidiary or other affiliate of the Company, and, with the exception of Mr. Gidumal, none of the Concerned Stockholder Nominees has ever served on the Company’s Board. No family relationships exist between any Concerned Stockholder Nominee and any director or executive officer of the Company. Charlestown Capital, with which Mr. Maheshwari is affiliated, Steven Gidumal, Bouchard 10S LLC, with which Mr. Bouchard is affiliated, Duart Holdings LLC, with which Mr. MacLean is affiliated, and Mr. Nastas are equity holding members of New Signature, LLC, the entity filing this Proxy Statement.

Each of the Concerned Stockholder Nominees, or their respective associates, owns beneficially, directly or indirectly, or of record but not beneficially, securities of the Company or any parent or subsidiary of the Company, the acquisitions or dispositions of which made in the last two years are shown on Annex B to this Proxy Statement.

There are no material proceedings to which any Concerned Stockholder Nominee or any of his associates is a party adverse to the Company or any of its subsidiaries, nor does any Concerned Stockholder Nominee have a material interest adverse to the Company or any of its subsidiaries.

None of the Concerned Stockholder Nominees has been involved in any legal proceedings in the preceding ten years which are described in Item 401(f) of Regulation S-K promulgated under the Securities Act of 1933 (“Regulation S-K”) and which must be disclosed as material for purposes of an evaluation of the integrity or ability of any person nominated to become a director under the federal securities laws.

Except for Mr. Gidumal, neither the Concerned Stockholder Nominees nor any of their associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company, or is subject to any arrangement described in Item 402 of Regulation S-K. Mr. Gidumal served on the Board in 2011 and 2012. In 2011, Mr. Gidumal received $33,995 in cash and stock awards worth $52,192 in compensation for his service as a director of the Company. In 2012, Mr. Gidumal received $26,130 in cash and stock awards worth $75,000 in compensation for his service as a director of the Company.

The Concerned Stockholder Nominees have not received any compensation from the Concerned Signature Stockholders for serving as nominees, and they will not receive any compensation from us for their services as directors of the Company if elected. Each of the Concerned Stockholder Nominees, if elected, will be entitled to receive from the Company compensation paid by the Company to its non-employee directors. The compensation currently paid by the Company to its non-employee directors is described in the Company Statement. Other than as stated in this Proxy Statement, there are no arrangements or understandings between members of the Concerned Signature Stockholders and any of the Concerned Stockholder Nominees or any other person or persons pursuant to which the nomination of the Concerned Stockholder Nominees described herein is to be made. Each of the Concerned Stockholder Nominees has consented to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the 2013 Annual Meeting.

The Concerned Signature Stockholders do not expect that any of the Concerned Stockholder Nominees will be unable to stand for election, but in the event that such persons are unable to serve or for good cause will not serve, the Shares represented by the enclosed GOLD Proxy Card will be voted for substitute nominees, to the extent this is not prohibited under the Amended and Restated Bylaws of the Company (the “Bylaws”) and applicable law. In addition, the Concerned Signature Stockholders reserve the right to nominate substitute persons if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Concerned Stockholder Nominees, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, Shares represented by the enclosed GOLD Proxy Card will be voted for such substitute nominees. The Concerned Signature Stockholders reserve the right to nominate additional persons, to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size. Additional nominations made pursuant to the preceding sentence are without prejudice to the position of the Concerned Signature Stockholders that any attempt to increase the size of the current Board constitutes an unlawful manipulation of the Company’s corporate machinery.

YOU ARE URGED TO VOTE FOR THE ELECTION OF THE CONCERNED STOCKHOLDER NOMINEES ON THE ENCLOSED GOLD PROXY CARD.

PROPOSAL NO. 2

COMPANY PROPOSAL TO APPROVE AN AMENDMENT

TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE

THE AUTHORIZED COMMON STOCK OF THE COMPANY

As discussed in further detail in the Company Statement made in connection with the 2013 Annual Meeting, the Board has proposed an amendment to Article 4, Section 4.1 of the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to increase the number of shares of common stock the Company is authorized to issue from 190,000,000 to 665,000,000 shares. For the reasons set forth below, the Concerned Signature Stockholders oppose the proposed increase in authorized shares of Common Stock and urges fellow stockholders to vote AGAINST this Proposal No. 2.

We are opposed to the Company’s proposal to amend the Articles to increase the authorized number of shares of common stock of the Company and recommend a vote AGAINST this proposal. The Board, as chaired by Mr. Colville and with Mr. Colville as interim Chief Executive Officer, has failed to consummate material acquisitions and make use of the significant federal and California NOLs. We believe it would be a gross mistake to provide the current Board and management team with further authority over our checkbook (here equity instead of cash) given their business failures to date. If the Concerned Stockholder Nominees are elected to the Board, we will promptly develop and execute a robust, actionable merger and acquisition program. Only after that has occurred can a proposal to increase the number of shares be evaluated properly.

In the Company Statement, the Company states that it needs an additional 475,000,000 authorized shares for raising capital or for offering as full or partial consideration for acquisition opportunities. Further, the Company states that it specifically plans to use the increased common shares to conduct a “Rights Offering” pursuant to which existing Company stockholders would be granted “Rights” on a pro rata basis to acquire newly issued shares of the Company’s common stock. In addition, the Company notes that once a company successfully uses one Rights Offering, it frequently engages in additional future Rights Offerings.

The Company states that such a Rights Offering would significantly reduce the amount of potential dilution to the Company’s existing stockholders as compared to the dilution than can occur in a traditional issuance and sale of equity securities. What the Company fails to mention is that this dilution protection only applies to the extent that an existing stockholder actually participates in full in the Rights Offering (i.e., invests more money in the Company’s common stock by purchasing their Rights) and that the Rights Offering is structured so that other existing stockholders are not allowed to exercise Rights transferred to them from non-participating stockholders. As the Company notes, if stockholders approve the increase in the number of authorized shares of common stock, the Company would not need to seek any further stockholder approval nor provide any prior notice to stockholders in order to conduct a Rights Offering. This would give the current Board significant discretion, a privilege which we believe that this Board has not earned.

We believe a Rights Offering forces existing Company stockholders who are currently awaiting a return on their investment to invest even more money into an underperforming company, which just had a resignation of its CEO, has an interim CEO located far from corporate headquarters and has been burning cash, in order to avoid dilution or to realize the Company’s existing potential. While the Concerned Signature Stockholders want to pursue acquisitions and growth for the Company, we believe that the Company should identify strong acquisition opportunities, utilize its cash position (the Company reported approximately $54 million in cash and cash equivalents as of December 31, 2012 in its Form 10-K for the year ended December 31, 2012 filed with the SEC on April 1, 2013) and its major asset – its significant net operating loss carry forwards- and take advantage of borrowing rates at near-historic lows to fuel this growth. If the Company is unable to execute an acquisition strategy in any other way or to access the currently favorable credit markets for good acquisitions, it needs to be very clear with stockholders about these failures. Given the current Board’s and management’s history in failing to make significant acquisitions with the Company’s existing assets, we see no reason to punish existing stockholders for dilution when accretive transactions can be structured with existing Company assets.

The Company’s proposed amendment to Article 4, Section 4.1 of the Amended and Restated Articles of Incorporation is shown below. If stockholders compare the Company’s deletions indicated by strike-outs and additions indicated by underlining, they can see that this Board wants to increase the Company’s authorized common stock from 190 million to 665 million. This is a staggering increase in authorized common stock, which we strongly oppose.

“Section 4.1 Shares, Classes and Series Authorized

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is ~~Two~~Six Hundred Seventy-Five Million (~~200,000,000~~675,000,000) shares, of which ~~One~~Six Hundred ~~Ninety~~Sixty-Five Million (~~190,000,000~~665,000,000) shares shall be designated as Common Stock with a par value of $0.01 per share, and Ten Million (10,000,000) shares shall be designated as Preferred Stock with a par value of $0.01 per share. The Common Stock and Preferred Stock may be collectively referred to herein as the “Capital Stock.” The Corporation shall be prohibited from issuing non-voting securities, whether Common Stock or Preferred Stock.”

THE CONCERNED SIGNATURE STOCKHOLDERS OPPOSE PROPOSAL 2 AND RECOMMEND THAT STOCKHOLDERS VOTE “AGAINST” APPROVAL OF THE PROPOSED AMENDMENT TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES.

PROPOSAL NO. 3

COMPANY PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

As discussed in further detail in the Company Statement, the Board has selected Squar Milner, Peterson, Miranda & Williamson, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

THE CONCERNED SIGNATURE STOCKHOLDERS DO NOT OBJECT TO THE RATIFICATION OF THE APPOINTMENT OF SQUAR MILNER AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013 AND INTEND TO VOTE THEIR SHARES “FOR” THIS PROPOSAL.

PROPOSAL NO. 4

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act gave stockholders the opportunity to show their disapproval of corporate pay practices for executive officers, on an advisory basis, by adding Section 14A to the Exchange Act. As we set forth in the Reasons for This Solicitation section above, the Concerned Signature Stockholders believe that this Board and the Company have followed poor executive pay practices in light of the Company’s performance.

The Company asked that the stockholders approve the following resolution at the 2013 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and accompanying narrative disclosure.”

While the vote on this proposal is advisory and therefore not binding on the Company, the Board, or the Governance, Nominating and Compensation Committee of the Board, we feel that a vote AGAINST this resolution will send an appropriate message to the Company and to the market generally that the Company’s stockholders do not believe that the Company’s executive compensation practices and amounts currently reflect appropriate compensation for the Company’s past and current performance, nor do they appropriately align the interests of the Company’s executive officers with its stockholders. The Company’s Board needs to revisit its executive compensation philosophy, and therefore, we do not support approving the Company’s advisory vote on the Executive Compensation. Further, in light of the significant waste of stockholder assets by gifting to former CEO Mr. Noell an excessive severance package, we believe stockholders should vote against Proposal No. 4.

THE CONCERNED SIGNATURE STOCKHOLDERS OPPOSE PROPOSAL 4 AND RECOMMEND THAT STOCKHOLDERS VOTE “AGAINST” THE COMPANY PROPOSAL FOR STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION.

PROPOSAL NO. 5

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY APPROVALS

OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also requires the Company to provide stockholders with the opportunity to indicate at least once every six years, on an advisory basis, their preference as to the frequency of future advisory votes (once every one, two or three years) on the compensation of our named executive officers. The Company has recommended that stockholders vote on future “say-on-pay” votes every year.

Given the poor past executive pay practices of the Company, the level of growth and strategic activity that the Company should be engaging in, and the level of responsiveness to the Company’s stockholders that the Concerned Stockholder Nominees desire to exhibit when elected to the Board of Directors, the Concerned Signature Stockholders also recommend an annual advisory vote on executive compensation. We believe it is important for the Company to receive frequent feedback from its stockholders in a range of areas, including in executive compensation, especially in light of the growth the Concerned Stockholder Nominees believe they can bring to the Company.

We believe that a vote of ONE YEAR on this Proposal will help demonstrate that the Company’s stockholders are active and engaged in the process of turning around the Company. If our recommendation is adopted by the stockholders, the next “say-on-pay” vote would be held at the 2014 annual meeting of stockholders.

THE CONCERNED SIGNATURE STOCKHOLDERS RECOMMEND THAT STOCKHOLDERS VOTE FOR “ONE YEAR” AS THE PREFERRED FREQUENCY FOR ADVISORY APPROVALS OF EXECUTIVE COMPENSATION.

PROPOSAL NO. 6

THE COMPANY’S PROPOSAL REGARDING ADJOURNMENT OF THE 2013 ANNUAL MEETING

As discussed in further detail in the Company Statement, the Company has indicated that the Board may propose to adjourn the 2013 Annual Meeting to a later date or dates in order to permit the solicitation of additional proxies if there are not sufficient votes at the time of the 2013 Annual Meeting to approve Proposal 2 – an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of the Company’s authorized shares. As the Company reports in the Company Statement, if stockholders approve this proposal, the Company could adjourn the 2013 Annual Meeting, and any adjourned session of the 2013 Annual Meeting, to use the additional time to solicit additional proxies in favor of Proposal 2, including the solicitation of proxies from stockholders who have previously voted against those proposals.

Approval of this proposal could mean that, even if proxies representing a sufficient number of votes against Proposals 2 have been received, the Company could adjourn the 2013 Annual Meeting without a vote on Proposal 2 and seek to convince the dissenting stockholders to change their votes to votes in favor of Proposals 2.

The Concerned Signature Stockholders are against the approval of this proposal and recommend a vote AGAINST this proposal. It is difficult to imagine a situation where it would be necessary or appropriate for the Company to adjourn the 2013 Annual Meeting where a quorum of shares are present to seek votes to approve Proposal 2 if these proposals have already been rejected by stockholders. If the Company cannot obtain sufficient stockholder support for Proposal 2 by the time of the originally scheduled 2013 Annual Meeting, it should not be able to move the 2013 Annual Meeting in order to keep seeking such support. We believe approval of this proposal would effectively allow the Board to bypass the will of stockholders and further waste Company resources in an effort to pass proposals stockholders have already rejected.

THE CONCERNED SIGNATURE STOCKHOLDERS OPPOSE PROPOSAL 6 AND RECOMMEND THAT STOCKHOLDERS VOTE “AGAINST” APPROVAL OF THE PROPOSAL TO ADJOURN THE 2013 ANNUAL MEETING IF PROPOSAL 2 IS NOT PASSED.

VOTING AND PROXY PROCEDURES

Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the 2013 Annual Meeting. Each share of the Company’s Common Stock is entitled to one vote. Stockholders who sold any shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares. Stockholders of record on the Record Date will retain their voting rights in connection with the 2013 Annual Meeting even if they sell their shares of the Company’s common stock after the Record Date. Based on publicly available information, the Concerned Signature Stockholder believe that the only outstanding class of securities of the Company entitled to vote at the 2013 Annual Meeting is the common stock of the Company.

Shares represented by properly executed GOLD Proxy Cards will be voted at the 2013 Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Concerned Stockholder Nominees to the Board, AGAINST approval of the Articles Amendment, FOR the ratification of the appointment of Squar Milner as the independent registered public accounting firm for the fiscal year ended December 31, 2013, AGAINST approval of the Executive Compensation, for ONE YEAR between future stockholder advisory votes on Executive Compensation, and AGAINST the Adjournment Proposal and in the discretion of the persons named as proxies on all other matters as may properly come before the 2013 Annual Meeting.

The Board is currently composed of five directors, whose terms expire at the 2013 Annual Meeting. If elected, the Concerned Stockholder Nominees will represent all members of the Board. The Concerned Signature Stockholders are soliciting proxies to elect only the Concerned Stockholder Nominees. Accordingly, the enclosed GOLD Proxy Card may only be voted for the Concerned Stockholder Nominees and does not confer voting power with respect to any of the Company’s director nominees. Stockholders who return the GOLD Proxy Card will only be able to vote for the Concerned Stockholder Nominees. You can only vote for the Company’s director nominees by signing and returning a Proxy Card provided by the Company.

QUORUM; DISCRETIONARY VOTING

A majority of the issued and outstanding shares of the Company’s common stock entitled to vote at an annual meeting of stockholders, represented either in person or by proxy, is necessary to constitute a quorum for the transaction of business at the 2013 Annual Meeting. Shares of the Company’s common stock that are voted “WITHHOLD” in the election of directors or “ABSTAIN” on any other proposal will be treated as being present for purposes of determining the presence of a quorum. Unless beneficial owners of shares of the Company’s common stock held by brokers, banks or nominees (i.e., in “street name”) provide instructions on how to vote, such shares may not be voted by such brokers, banks or nominees on, and will be considered a “broker non-vote” in respect of, the proposals due to the contested nature of the 2013 Annual Meeting.

VOTES REQUIRED FOR APPROVAL; ABSTENTIONS

Proposal 1 - Vote required for the election of directors. According to the Company Statement and Bylaws, in a contested election, directors will be elected by a plurality of votes cast. Under the plurality standard, the only votes that count when director votes are being tabulated are “FOR” votes. “Withhold” votes and broker non-votes have no effect on the vote required for the election of directors.

Proposal 2 - Vote required for approval of the Articles Amendment. According to the Company Statement, the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is needed to approve the Articles Amendment. Therefore, the failure to vote, either by proxy or in person, an abstention or a broker non-vote will all have the same effect as a vote against the approval of this proposal.

Proposal 3 - Vote required for the ratification of the selection of Squar Milner. According to the Company Statement, to ratify the selection of Squar Milner, more votes must be cast FOR Proposal 3 than are cast AGAINST Proposal 3. The failure to vote, either by proxy or in person, will not have an effect on this proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect this proposal.

Proposal 4 - Vote required for approval of Executive Compensation. According to the Company Statement, to approve the advisory vote on Executive Compensation, more votes must be cast FOR Proposal 4 than are cast AGAINST Proposal 4. The failure to vote, either by proxy or in person, will not have an effect on this proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect this proposal.

Proposal 5 - Vote required for the frequency of stockholder advisory votes on Executive Compensation. According to the Company Statement, the frequency (i.e., every one, two or three years) receiving the most cast for Proposal 5 is needed to select a frequency of stockholder advisory votes on Executive Compensation. The failure to vote, either by proxy or in person, will not have an effect on this proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect this proposal.

Proposal 6 - Vote required for the Adjournment Proposal. According to the Company Statement, to approve the Adjournment Proposal, more votes must be cast FOR Proposal 6 than are cast AGAINST Proposal 6. The failure to vote, either by proxy or in person, will not have an effect on this proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect this proposal.

REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the 2013 Annual Meeting and voting in person (although attendance at the 2013 Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy that is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to the Concerned Signature Stockholders in care of Morrow & Co., LLC at the address set forth on the back cover of this Proxy Statement or to the Company at 15303 Ventura Blvd., Suite 1600, Sherman Oaks, CA 91403 or any other address provided by the Company.

Although a revocation is effective if delivered to the Company, the Concerned Signature Stockholders request that either the original or xerox copies of all revocations be mailed or faxed to the Concerned Signature Stockholders in care of Morrow & Co., LLC at the address set forth on the back cover of this Proxy Statement so that the Concerned Signature Stockholders will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record of a majority of the outstanding shares of the Company’s common stock on the Record Date. Additionally, Morrow & Co., LLC may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Concerned Stockholder Nominees.

If your Shares are registered in your own name, please sign, date and mail the enclosed GOLD Proxy Card to Morrow & Co., LLC in the postage-paid envelope provided. If any of your shares of common stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only the brokerage firm, bank, bank nominee or other institution can execute a Proxy Card for such shares of common stock and will do so only upon receipt of specific instructions from you. Accordingly, for those Shares you own through a brokerage firm, bank, bank nominee or other institution, you must contact the person responsible for your account at the brokerage firm, bank, bank nominee or other institution and advise that person to execute and return the accompanying GOLD Proxy Card. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to us, care of Morrow & Co., LLC at the address below, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Your Proxy Card is important, no matter how many or how few shares you own. Please complete, sign and return the enclosed GOLD Proxy Card as promptly as possible.

If you have any questions about executing or delivering your GOLD Proxy Card or require assistance, please contact:

470 WEST AVENUE

STAMFORD, CT 06902

Stockholders Call Toll-Free at: 800-276-3011

Banks and Brokers Call Collect at: 203-658-9400

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THIS CONSENT STATEMENT

This Proxy Statement, the GOLD Proxy Card and other materials we have filed in connection with this Proxy Statement are available at www.morrowco.com/concernedsggh.

SOLICITATION OF REQUESTS; EXPENSES

The Concerned Stockholders of Signature Group Holdings will bear the entire expense of preparing and mailing this Proxy Statement and any other soliciting material, including, without limitation, the costs, if any, related to advertising, printing, public relations, transportation, litigation and the fees of attorneys, financial advisors, solicitors and accountants. We may solicit Proxies by telephone, email, telegram, and personal solicitation, in addition to the mail. We will reimburse the reasonable out-of-pocket expenses of banks, brokerage houses, and other custodians, nominees, and fiduciaries in connection with the forwarding of solicitation material to the beneficial owners of Company common stock that such institutions hold.

Morrow & Co., LLC, a proxy solicitation firm, has been retained to assist in the solicitation of Proxies, at a fee of $100,000 in the aggregate, plus reimbursement of reasonable out-of-pocket expenses. Morrow & Co., LLC will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. That firm will utilize approximately 35 persons in its solicitation efforts.

We estimate that our total expenditures relating to the solicitation of proxies will be approximately $500,000 (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors and accountants, public relations, transportation, and litigation). Our total expenditures to date relating to these solicitations have been approximately $150,000.

If we are successful in electing all or a majority of the Concerned Stockholder Nominees, we will seek reimbursement from the Company for all actual expenses we have incurred since the initiation of this solicitation process in April 2013, and will incur, in connection with this solicitation, including the cost of preparing, disseminating, and the public filing of this Proxy Statement, stock ownership filings and related public filings. Following the 2013 Annual Meeting, the Concerned Signature Stockholders will request that the Board approve a reimbursement of such expenses. We do not currently intend to submit such matter to a vote of the Company’s stockholders.

CERTAIN INFORMATION REGARDING THE COMPANY

The Company is a Nevada corporation with its principal executive offices at 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403.

The Company is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith it files periodic reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the Securities and Exchange Commission by telephoning (202) 551-8090. The Company’s filings with the Securities and Exchange Commission are also available to the public without charge on the Securities and Exchange Commission’s website (http://www.sec.gov).

Except as otherwise noted herein, the information concerning the Company contained in this Proxy Statement has been taken from or based upon publicly available documents and records on file with the Securities and Exchange Commission and other public sources. Although the Concerned Stockholders of Signature Group Holdings do not have any knowledge that would indicate that any statement contained herein based upon such documents and records is untrue, we have not independently verified the accuracy or completeness of such information and do not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may affect the significance or accuracy of such information. For information regarding the security ownership of certain beneficial owners and the management of the Company, please refer to Annex A attached to this Proxy Statement.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

The Concerned Stockholder Nominees and the other members of the Concerned Stockholders of Signature Group Holdings are participants in this solicitation.

New Signature, LLC

New Signature, LLC, a Delaware limited liability company, was formed in 2013 by certain of the Concerned Stockholders of Signature Group Holdings. The principal business address of New Signature is 1325 Avenue of the Americas, 27th Floor, New York, New York, 10019.

The members of New Signature are Charlestown Capital Advisors, LLC, Steven Gidumal, Bouchard 10S LLC, Duart Holdings LLC and Clifford Nastas. While each member, or an affiliate of each member, of New Signature beneficially owns shares of the Company’s common stock, New Signature does not beneficially own any shares or other interests in the Company. Charlestown Capital beneficially owns and has voting and dispositive power over the 1,414,601 Charlestown Shares (as defined below). Steven Gidumal owns and has voting and dispositive power over the 379,418 Gidumal Shares (as defined below) and may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the 1,591,948 Virtus Shares (as defined below). Bouchard 10S LLC beneficially owns and has dispositive power over 400,000 shares of the Company’s Common Stock (the “Bouchard Shares”). Malcolm F. MacLean IV, the Managing Member of Duart Holdings LLC, has voting and dispositive power over the 214,647 MacLean Shares (as defined below). Mr. Nastas beneficially owns and has voting and dispositive power over 27,000 shares of the Company’s common stock (the “Nastas Shares”). New Signature disclaims beneficial ownership of the Charlestown Shares, the Gidumal Shares, the Virtus Shares, the Bouchard Shares, the MacLean Shares and the Nastas Shares.

Charlestown Capital Advisors, LLC; Raj Maheshwari

Founded in 2005, Charlestown Capital Advisors, LLC, a Delaware limited liability company, is a private merchant banking company specializing in financial advisory and merchant banking services, including advisory related to mergers and acquisitions, to both public and private market emerging companies. Raj Maheshwari is the Managing Director of Charlestown Capital. The principal business address of Charlestown Capital for this Proxy Statement is c/o New Signature, LLC, 1325 Avenue of the Americas, 28th Floor, New York, New York 10019.

Charlestown Capital, for itself and through its wholly owned subsidiary fund, Charlestown Jupiter Fund LLC, own of record 1,000 shares of the Company’s common stock and beneficially own and has voting and dispositive power over 1,147,300, or less than one percent, of the Company’s issued and outstanding common stock. As Managing Member of Charlestown Capital, Mr. Maheshwari may be deemed to have the power to vote and direct the voting of (and the power to dispose or direct the disposition of) the Company shares held by Charlestown Capital and Charlestown Jupiter Fund. In addition, Mr. Maheshwari individually through an

IRA account, and with his wife, beneficially owns and has voting and dispositive power over 22,150 shares, or less than one percent, of the Company’s common stock. Further, Mr. Maheshwari also has the power to vote or direct the vote of (and the power to dispose or direct the disposition of) an aggregate of 244,051 shares, or less than one percent, of the Company’s issued and outstanding common stock held in three accounts for the benefit of the parents of Mr. Maheshwari and his wife (collectively, with the shares beneficially owned by Mr. Maheshwari, the “Maheshwari Personal Shares”). Mr. Maheshwari controls the 1,414,601 shares in the aggregate, comprised of the Maheshwari Personal Shares and shares owned by Charlestown Capital and Charlestown Jupiter Fund (collectively, the “Charlestown Shares”). The Charlestown Shares are 1.2% of the Company’s issued and outstanding common stock. As an entity managed by Mr. Maheshwari, Charlestown Capital may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Maheshwari Personal Shares.

Lee Smith, a Principal at Charlestown Capital, controls the 87,000 Smith Shares (as defined below), or less than one percent, of the Company’s issued and outstanding common stock. Mr. Smith is the Managing Member of Business Development Partners, LLC and Renewable Energy Communities, LLC. As of the date of this Proxy Statement, Business Development Partners, LLC and Renewable Energy Communities, LLC beneficially own and have voting and dispositive power over 15,000 shares and 45,000 shares, respectively, of the Company’s issued and outstanding common stock, or less than one percent individually or in the aggregate of the Company’s common stock. As Managing Member of Business Development Partners, LLC and Renewable Energy Communities, LLC, Mr. Smith may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Company shares of Business Development Partners, LLC and Renewable Energy Communities, LLC. Mr. Smith disclaims any beneficial ownership of the shares owned by Business Development Partners, LLC and Renewable Energy Communities, LLC. Mr. Smith individually beneficially owns and has dispositive power over 27,000 shares, or less than one percent, of the Company’s issued and outstanding common stock (the “Smith Personal Shares”). As entities managed by Mr. Smith, Business Development Partners, LLC and Renewable Communities, LLC may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Smith Personal Shares. Business Development Partners, LLC and Renewable Communities, LLC each disclaim beneficial ownership of the Smith Personal Shares. The shares owned by Business Development Partners, LLC and Renewable Communities, LLC and the Smith Personal Shares together are referred to as the “Smith Shares.” The Smith Shares, in the aggregate, represent less than one percent of the Company’s issued and outstanding common stock. The principal business address of Business Development Partners, LLC and Renewable Energy Communities, LLC for this Proxy Statement is c/o New Signature, LLC, 1325 Avenue of the Americas, 28th Floor, New York, New York 10019.

Charlestown Capital disclaims any beneficial ownership and has no power to vote or direct the vote, or to dispose or direct the disposition, of the Smith Shares. Mr. Smith disclaims any beneficial ownership and has no power to vote or direct the vote, or to dispose or direct the disposition, of the Charlestown Shares.

Bouchard 10S LLC; Craig T. Bouchard

Bouchard 10S LLC is a Delaware limited liability company which holds certain assets for Craig T. Bouchard and his family. The principal business address of Bouchard 10S LLC for this Proxy Statement is c/o New Signature, LLC, 1325 Avenue of the Americas, 28th Floor, New York, New York 10019.

Bouchard 10S LLC beneficially owns and has dispositive power over 400,000 shares, or less than one percent, of the Company’s issued and outstanding common stock (the “Bouchard Shares”). Mr. Bouchard, as Managing Member of Bouchard 10S, LLC, may be deemed to have the power to vote or direct the vote of (and the power to dispose or direct the disposition of) the Bouchard Shares.

Duart Holdings LLC; Malcolm F. MacLean IV

Duart Holdings LLC, is a Delaware limited liability company which holds certain assets related to Malcolm F. MacLean IV and his businesses. The principal business address of Duart Holdings LLC for this Proxy Statement is c/o New Signature, LLC, 1325 Avenue of the Americas, 28th Floor, New York, New York 10019. Duart Holdings LLC does not beneficially own or have voting or dispositive power over any shares of the Company’s common stock.

Mr. MacLean beneficially owns and dispositive power over 91,170 shares, or less than one percent, of the Company’s issued and outstanding common stock, held by the Malcolm F. MacLean IV IRA. Mr. MacLean also has the power to vote or direct the vote of (and the power to dispose or direct the disposition of) an aggregate of 73,477 shares, or less than one percent, of the Company’s issued and outstanding common stock held in three custodial accounts for the benefit of Mr. MacLean’s children, and 50,000 shares, or less than one percent, of the Company’s common stock held in a trust account for the benefit of Mr. MacLean’s parents; Mr. MacLean does not own any of these shared directly, and disclaims beneficial ownership of the shares held for the benefit of his family members (the aggregate of 214,647 shares over which Mr. MacLean has the power to vote or direct the vote and to dispose or direct the disposition of, the “MacLean Shares”). As an entity managed by Mr. MacLean, Duart Holdings LLC may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the MacLean Shares. Duart Holdings LLC disclaims beneficial ownership of the MacLean Shares.

Clifford D. Nastas

Clifford D. Nastas beneficially owns and has dispositive power over 27,000 shares, or less than one percent, of the Company’s issued and outstanding common stock. Mr. Nastas’s principal business address for this Proxy Statement is c/o New Signature, LLC, 1325 Avenue of the Americas, 28th Floor, New York, New York 10019.

Steven Gidumal

Steven Gidumal beneficially owns and has dispositive power over 379,148 shares, or less than one percent, of the Company’s issued and outstanding common stock (the “Gidumal Shares”). Mr. Gidumal’s principal business address for this Proxy Statement c/o New Signature, LLC, 1325 Avenue of the Americas, 28th Floor, New York, New York 10019.

Mr. Gidumal is the Managing Partner and President of Virtus Capital Advisors, LLC, an entity which serves as the general partner of Virtus Capital, L.P. Founded in 2004, Virtus Capital, L.P. a Delaware limited partnership, is an investment fund focusing on distressed investing. Virtus Capital, LLC is the general partner of Virtus Capital L.P. Steven Gidumal is Managing Partner and President of Virtus Capital, LLC. Virtus Capital, L.P. beneficially owns and has voting and dispositive power over 1,591,948 shares, or 1.3%, of the Company’s issued and outstanding common stock (the “Virtus Shares”). As general partner of Virtus Capital L.P., Virtus Capital Advisors, LLC may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Virtus Shares. Virtus Capital Advisors, LLC does not own any shares of the Company’s common stock directly and disclaims any beneficial ownership of the Virtus Capital, L.P. shares. As Managing Partner and President of Virtus Capital Advisors, LLC, Mr. Gidumal may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) any shares of common stock beneficially owned by Virtus Capital, L.P.

As an entity managed by Mr. Gidumal, Virtus Capital Advisors, LLC may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Gidumal Shares. Virtus Capital Advisors, LLC disclaims beneficial ownership of the Gidumal Shares.

Neither Virtus Capital, L.P. nor Virtus Capital Advisors, LLC intend to be a participant in this solicitation.

Additional Relationships

Mr. Maheshwari and Mr. Bouchard are also affiliated with Cambelle-Inland, LLC, which owns no shares of the Company’s common stock.

New Signature, Charlestown Capital, Bouchard 10S LLC, Business Development Partners, LLC, Renewable Energy Communities, LLC, Mr. Smith, and the Concerned Stockholder Nominees may be deemed to be members of a “group,” as defined in Section 13(d) of the Exchange Act. However, because the collective beneficial ownership of the participants in this Proxy Statement, including the Concerned Stockholder Nominees, is less than five percent of the Company’s issued and outstanding common stock, the participants in this Proxy Statement have neither individually nor collectively made a filing in respect of their beneficial ownership under Section 13(d) of the Exchange Act.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his/its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which the Concerned Stockholder Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the 2013 Annual Meeting.

CERTAIN EFFECTS OF THIS PROXY STATEMENT

Based upon a review of the Company’s public filings with the SEC, the election of the Concerned Stockholder Nominees to the Board may result in a “Change in Control” under a number of agreements with various Company executives (the “Executive Agreements”). The definition of “Change in Control” in these agreements includes replacing a majority of members on the Board with directors not endorsed by a majority of Board then in place. Upon a Change in Control, according to the provisions of the Executive Agreements, the following Company restricted shares and options to purchase share of the Company held by the following employees would immediately vest: Kenneth S. Grossman (492,224 shares and options for 1,461,500 shares), Kyle C. Ross (416,667 shares and options for 1,310,000 shares), Thomas J. Donatelli (378,788 shares and options for 1,350,000 shares) and W. Christopher Manderson (195,000 shares and options for 756,000 shares). Further, upon such a Change in Control, the 492,224 Company restricted shares and options for the purchase of 1,461,500 shares held by Craig F. Noell pursuant to the Settlement Agreement and General Release, dated April 9, 2013, by and between the Company and Mr. Noell, would immediately vest.

In addition, the Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan (the “Plan”) provides that, unless otherwise provided in a participant’s employment or other agreement with the Company, the administrators of the Plan may accelerate the vesting of any outstanding options, stock appreciation rights or restricted stock awards. The definition of Change in Control under the Plan specifically includes a change in the composition of the Board such that incumbent directors constitute less than a majority of the new Board; the election of the Concerned Stockholder Nominees would satisfy this definition. As reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, 809,122 shares of restricted stock and options to purchase 14,215 shares issued under the plan were unvested as of December 31, 2012.

The election of the Concerned Stockholder Nominees would also trigger a provision of the Company’s Rights Agreement, dated October 23, 2007 (the “Rights Agreement”). If a majority of the Board not nominated by the current Board is elected, then the Rights issued pursuant to the Rights Agreement may not be redeemed for 180 days following the seating of the new Board majority.

We have not independently verified if the copies of the Executive Agreements, the Plan or the Rights Agreement (collectively, the “Filed Agreements”) publicly filed by the Company with the SEC are the same as the executed copies of the Filed Agreements, and the analyses above are based on our review of the Company’s public SEC filings. Other compensation or vesting provisions with other Company employees or directors may be triggered by a change in control. If the Company’s stockholders approve the election of the Concerned Stockholder Nominees, prior to the acceleration of vesting of any Company equity awards or the payment of any compensation or tax gross-up, we expect to review with counsel the original copies of all relevant agreements, award documentation and Company records associated with the creation of the potential obligations upon a change in control.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Any stockholder wishing to submit a proposal to be included in the Company’s 2014 proxy statement pursuant to Rule 14a-8 of the Exchange Act must submit such proposal in writing to the Company’s Secretary at the Company’s principal executive offices located at 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 94103. The Company must receive such a proposal no later than January 9, 2014.

Stockholder proposals not made pursuant to Rule 14a-8 must comply with the advance notice provisions contained in the Bylaws which provide that such proposals must be submitted in writing to, and received by, the Company’s Secretary at the Company’s principal executive offices located at 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 94103 no later than March 30, 2014, unless the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the 2013 Annual Meeting. In that case, the Company’s secretary must receive proposals not later than the close of business on the later of (i) the 75th day prior to such annual meeting or (ii) if no annual meeting of stockholders was held the previous year, no later than ten (10) days following the date notice of the annual meeting is first given. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal as described in the Bylaws.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2012 Annual Meeting is based on information contained in the Company Statement. The incorporation of this information in this Proxy Statement should not be construed as an admission by the Concerned Signature Stockholders that such procedures are legal, valid or binding.

YOUR SUPPORT IS IMPORTANT

NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, WE ARE SEEKING YOUR SUPPORT. PLEASE SIGN, DATE, AND MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE ENCLOSED GOLD PROXY CARD AS SOON AS POSSIBLE.

IF YOUR SHARES OF COMPANY COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN SIGN A WRITTEN PROXY CARD WITH RESPECT TO YOUR COMMON STOCK. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A PROXY CARD TO BE SIGNED REPRESENTING YOUR SHARES OF COMMON STOCK.

WHOM YOU CAN CALL IF YOU HAVE QUESTIONS

If you have any questions or require any assistance, please contact Morrow & Co., LLC, proxy solicitors for the Concerned Stockholders of Signature Group Holdings, at the following address and toll free telephone number:

470 WEST AVENUE

STAMFORD, CT 06902

Stockholders Call Toll-Free at: 800-276-3011

Banks and Brokers Call Collect at: 203-658-9400

This Proxy Statement and GOLD Proxy Card are available at: www.morrowco.com/concernedsggh

IT IS IMPORTANT THAT YOU SIGN AND DATE YOUR GOLD PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY. NO POSTAGE IS NECESSARY.

INCORPORATION BY REFERENCE

THE CONCERNED SIGNATURE STOCKHOLDERS HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE 2013 ANNUAL MEETING BASED ON RELIANCE ON RULE 14A-5(C). THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION. ALTHOUGH THE CONCERNED SIGNATURE STOCKHOLDERS DO NOT HAVE ANY KNOWLEDGE INDICATING THAT ANY STATEMENT MADE BY IT HEREIN IS UNTRUE, THE CONCERNED SIGNATURE STOCKHOLDERS DO NOT TAKE ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF STATEMENTS TAKEN FROM PUBLIC DOCUMENTS AND RECORDS THAT WERE NOT PREPARED BY OR ON THE CONCERNED SIGNATURE STOCKHOLDERS’ BEHALF, OR FOR ANY FAILURE BY THE COMPANY TO DISCLOSE EVENTS THAT MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF SUCH INFORMATION. SEE ANNEX A FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

THE CONCERNED STOCKHOLDERS

OF SIGNATURE GROUP HOLDINGS

May 2, 2013

ANNEX A

SECURITY OWNERSHIP OF THE CONCERNED SIGNATURE STOCKHOLDERS, THE CONCERNED

STOCKHOLDER NOMINEES, CERTAIN BENEFICIAL OWNERS, DIRECTORS AND

MANAGEMENT OF THE COMPANY

Security Ownership of the Concerned Stockholders of Signature Group Holdings and Concerned Stockholder Nominees

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of April 30, 2013, in each case including shares of common stock which such persons have the right to acquire within 60 days of April 30, 2013, by:

•	each member of the Concerned Stockholders of Signature Group Holdings and their affiliates;

•	each of the Concerned Stockholder Nominees to the Board; and

•	all of the members of the Concerned Stockholders of Signature Group Holdings and Concerned Stockholder Nominees as a group.

Name of Beneficial Owners	Number of Shares	Percent**
Steven Gidumal (1)(2)	1,971,366	1.62%
Charlestown Capital Advisors, LLC. (3)	1,414,601	1.16%
Raj Maheshwari (2)(3)	1,414,601	1.16%
Bouchard 10S LLC (4)	400,000	*
Craig T. Bouchard (2)(4)	400,000	*
Malcolm F. MacLean IV (2)(5)	214,647	*
Clifford D. Nastas (2)	27,000	*
New Signature, LLC	0	0%
Lee Smith (6)	87,000	*
All participants together	4,114,314	3.39%

*	Less than 1%
**	Based on 121,426,840 shares of common stock outstanding as of April 15, 2013, as reported by the Company in its Preliminary Proxy Solicitation on Schedule 14A as filed with the Securities and Exchange Commission on April 19, 2013.
(1)

Virtus Capital, L.P., Virtus Capital Advisors, LLC and Mr. Gidumal may be deemed the beneficial owners of 1,591,948 shares of common stock owned by Virtus Capital, L.P., and over which Virtus Capital Advisors, LLC has voting and dispositive power, as Virtus Capital Partners, LLC is the general partner of Virtus Capital, L.P. and Mr. Gidumal is President and Managing Member of Virtus Capital Advisors LLC. Neither Virtus Capital, L.P. nor Virtus Capital Advisors, LLC intend to participate in this Proxy Statement. Mr. Gidumal independently beneficially owns, and has voting and dispositive power over, 379,418 shares of common stock. The business address for Mr. Gidumal for this Proxy Statement is c/o New Signature, LLC, 1325 Avenue of the Americas, 28th Floor, New York, New York 10019.

(2)	Concerned Stockholder Nominee.
(3)

Charlestown Capital Advisors, LLC and Mr. Maheshwari may be deemed the beneficial owners of 1,148,300shares of common stock owned by Charlestown Capital Advisors, LLC, and over which Charlestown Capital Advisors, LLC has voting and dispositive power, as Mr. Maheshwari is the managing director of Charlestown Capital Advisors, LLC. Mr. Maheshwari independently beneficially owns, and has voting and dispositive power over, 22,150 shares of common stock, and further, he may be deemed the beneficial owner of 244,051 shares of common stock held in custodial accounts and trusts related to Mr. Maheshwari’s family. The business address of Charlestown Capital Advisors and Mr. Maheshwari for this Proxy Statement is c/o New Signature, LLC, 1325 Avenue of the Americas, 28th Floor, New York, New York 10019.

(4)

Bouchard 10S LLC and Mr. Bouchard may be deemed the beneficial owners of 400,000 shares of common stock owned by Bouchard 10S LLC, and over which Bouchard 10S LLC has voting and dispositive power, as Mr. Bouchard is the Managing Member of Bouchard 10S LLC. The business address of Bouchard 10S LLC for this Proxy Statement is c/o New Signature, LLC, 1325 Avenue of the Americas, 28th Floor, New York, New York 10019.

(5)

Malcolm F. MacLean IV may be deemed the beneficial owner of 123,477 shares of common stock held in custodial accounts or trusts related to Mr. MacLean’s family. Further, Mr. MacLean owns and has voting and dispositive power over an additional 91,170 shares of common stock held in the Malcolm F. MacLean IV IRA. Mr. MacLean’s address for this Proxy Statement is c/o New Signature, LLC, 1325 Avenue of the Americas, 28th Floor, New York, New York 10019.

(6)

Lee Smith may be deemed the beneficial owner of (i) 15,000 shares of common stock owned by Business Development Partners, LLC, and over which Business Development Partners, LLC has voting and dispositive power, and (ii) 45,000 shares of common stock owned by Renewable Energy Communities, LLC, as Mr. Smith is Managing Member of Business Development Partners, LLC and Managing Member of Renewable Energy Communities, LLC, respectively. Mr. Smith as an individual beneficially owns, and has voting and dispositive power over, 27,000 shares of common stock. The business address for Business Development Partners, LLC, Renewable Energy Communities, LLC and Mr. Smith for this Proxy Statement is c/o New Signature, LLC, 1325 Avenue of the Americas, 28th Floor, New York, New York 10019.

Security Ownership of the Company’s 5% Beneficial Owners, Directors and Executive Officers

The information below is taken from the Company’s Preliminary Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 19, 2013. The Concerned Stockholders of Signature Group Holdings have not independently verified the accuracy or completeness of this information. The following table sets forth, as of the date hereof, certain information with respect to the beneficial ownership of the Company’s outstanding common stock by (i) each person or entity known to be the beneficial owner of more than 5% of the Company’s outstanding common stock, (ii) each of the Company’s officers and directors, and (iii) all then-current directors and executive officers as a group.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of April 15, 2013, as determined by review of the public filings of the Company, by:

•

excluding the Concerned Stockholders of Signature Group Holdings, each person known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock based solely upon the amounts and percentages contained in the public filings of such persons;

•	each of the Company’s officers and directors; and

•	all of the Company’s officers and directors as a group.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Class (2)
Executive Officers, Directors and Director Nominees:
G. Christopher Colville (3)	538,622	*
Kyle Ross (4)	3,283,901	2.6%
John Koral (5)	2,313,625	1.9%
Patrick E. Lamb (6)	536,345	*
Craig Noell (7)	7,121,865	5.6%
Philip G. Tinkler (8)	288,622	*
Robert Schwab (9)	6,000,029	4.9%
All current executive officers and directors as a group (6 persons) (10)	14,082,980	10.9%

Holders of More Than 5% of Shares:
Zell Credit Opportunities Master Fund, L.P.; Chai Trust Company, LLC (11)	11,280,469	9.3%

*	Less than 1.0%.
(1)	The address of each of the directors, director nominees and executive officers is 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403.
(2)	Based on 121,426,840 shares of common stock outstanding as of April 15, 2013, as adjusted on an individual or group basis for any options, warrants or other rights held by such person(s) that were exercisable as of April 15, 2013 or will become exercisable within 60 days after April 15, 2013.
(3)	Includes (i) 182,927 shares of restricted stock, which will vest in full on January 1, 2014, and (ii) 250,000 shares held with his spouse as tenants in common.
(4)	Includes (i) 416,667 shares of restricted stock, which will vest in full on December 31, 2013, (ii) 1,950,000 shares underlying warrants exercisable within 60 days of April 15, 2013 held though Signature Group Holdings, LLC (the “LLC”), of which Mr. Ross is a manager and a member, and (iii) options for 810,000 shares, exercisable within 60 days of April 15, 2013, granted pursuant to Mr. Ross’ employment agreement. Mr. Ross has shared voting and investment power over the shares underlying the warrants held by the LLC with Mr. Noell, the other manager and member of the LLC. The shares indicated do not include shares subject to warrants held by the LLC over which Mr. Ross does not have a pecuniary interest. Mr. Ross disclaims beneficial ownership of all such shares. The shares indicated also do not include 93,750 shares held by Mr. Ross’ parents’ living trust, over which Mr. Ross does not have voting or investment power.
(5)	Includes (i) 182,927 shares of restricted stock, which will vest in full on January 1, 2014, and (ii) 852,500 shares held by Mr. Koral’s spouse.
(6)	Includes 182,927 shares of restricted stock, which will vest in full on January 1, 2014.

(7)	Includes (i) 1,250,500 shares held through his Individual Retirement Account, (ii) 300,000 shares held by his minor children, (iii) 3,250,000 shares underlying warrants exercisable within 60 days of April 15, 2013 held through the LLC, of which Mr. Noell is a manager and a member, (iv) 492,224 shares of restricted stock, which will vest in full on December 31, 2013, and (v) options for 1,461,500 shares, exercisable within 60 days of April 15, 2013, granted pursuant to Mr. Noell’s employment agreement. Mr. Noell has shared voting and investment power over the shares underlying the warrants held by the LLC with Mr. Ross, the other manager and member of the LLC. The shares indicated do not include shares subject to warrants held by the LLC over which Mr. Noell does not have a pecuniary interest. Mr. Noell disclaims beneficial ownership of all such shares.
(8)	Includes 182,927 shares of restricted stock, which will vest in full on January 1, 2014.
(9)	Includes 113,397 shares held as trustee of a trust for the benefit of Mr. Schwab’s nephew.
(10)	Does not include shares held by Mr. Grossman, who is no longer a director or an executive officer of the Company.
(11)	Pursuant to a Schedule 13D filed with the SEC on September 10, 2012, Zell Credit Opportunities Master Fund, L.P., a Delaware limited partnership (“Master Fund”), and Chai Trust Company, LLC, an Illinois limited liability company (“Chai Trust”), reported that, as of August 29, 2012, they had shared dispositive and voting power with respect to the shares. Master Fund is a limited partnership, the general partner of which is Chai Trust. Philip Tinkler, one of our directors, is the Chief Financial Officer of Chai Trust. The business address of Master Fund and Chai Trust is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

ANNEX B

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION:

PURCHASES AND SALES IN THE COMMON STOCK OF THE COMPANY DURING THE PAST TWO YEARS

Charlestown Capital Advisors:

Date	Purchase/Sale	Quantity	Price Per Share ($)
6/10/2011	Purchase	4,500	0.4200
6/10/2011	Purchase	29,800	0.5616
6/13/2011	Purchase	106,000	0.5500
6/13/2011	Purchase	800	0.5200
7/13/2011	Purchase	7,500	0.5200
7/13/2011	Purchase	42,000	0.6700
7/15/2011	Purchase	3,000	0.6700
7/15/2011	Purchase	5,000	0.6750
7/15/2011	Purchase	10,000	0.6750
7/15/2011	Purchase	10,000	0.6750
7/15/2011	Purchase	10,000	0.6750
7/20/2011	Purchase	5,000	0.6750
7/27/2011	Purchase	10,000	0.6500
7/27/2011	Purchase	5,000	0.6270
7/28/2011	Purchase	5,000	0.6270
8/30/2011	Purchase	10,000	0.6000
8/30/2011	Purchase	7,000	0.4700
8/30/2011	Purchase	5,100	0.4700
9/13/2011	Purchase	1,200	0.4700
9/13/2011	Purchase	4,900	0.4700
9/13/2011	Purchase	5,000	0.4625
9/14/2011	Purchase	10,000	0.4650
9/14/2011	Purchase	5,000	0.4600
9/20/2011	Purchase	10,000	0.4600
9/27/2011	Purchase	2,500	0.4700
9/27/2011	Purchase	7,839	0.4100
9/27/2011	Purchase	10,000	0.4100
9/27/2011	Purchase	2,300	0.4100
9/27/2011	Purchase	10,000	0.4099
9/27/2011	Purchase	5,000	0.4100
9/28/2011	Purchase	5,000	0.4100
9/28/2011	Purchase	10,000	0.4100
9/28/2011	Purchase	25,000	0.3900
10/4/2011	Purchase	10,000	0.3900
10/6/2011	Purchase	20,000	0.3450
10/12/2011	Purchase	30,000	0.3250
10/26/2011	Purchase	35,000	0.3217
10/26/2011	Purchase	5,000	0.3700
10/27/2011	Purchase	15,000	0.3700
12/20/2011	Purchase	1,900	0.4100
12/20/2011	Purchase	50,000	0.3000
12/20/2011	Purchase	10,000	0.3000
12/20/2011	Purchase	15,000	0.3050

Date	Purchase/Sale	Quantity	Price Per Share ($)
12/20/2011	Purchase	25,000	0.3050
12/20/2011	Purchase	10,000	0.3000
12/20/2011	Purchase	5,000	0.3050
12/20/2011	Purchase	10,000	0.3050
12/20/2011	Purchase	20,000	0.3050
12/20/2011	Purchase	20,000	0.3020
12/20/2011	Purchase	15,000	0.3000
12/20/2011	Purchase	15,000	0.3000
12/20/2011	Purchase	5,000	0.2996
12/21/2011	Purchase	10,000	0.2995
12/21/2011	Purchase	10,000	0.2900
12/21/2011	Purchase	10,000	0.2900
12/21/2011	Purchase	20,000	0.2900
12/21/2011	Purchase	10,000	0.2950
12/21/2011	Purchase	15,000	0.2950
12/23/2011	Purchase	10,000	0.2900
2/16/2012	Purchase	20,000	0.2950
2/16/2012	Purchase	17,000	0.2800
3/23/2012	Purchase	5,000	0.2670
3/23/2012	Purchase	10,000	0.2600
3/26/2012	Purchase	5,000	0.2600
3/26/2012	Purchase	10,000	0.2480
3/26/2012	Purchase	15,000	0.2550
3/26/2012	Purchase	10,000	0.2480
3/27/2012	Purchase	10,000	0.2480
3/27/2012	Purchase	20,000	0.2550
3/27/2012	Purchase	24,500	0.2500
4/9/2012	Purchase	40,000	0.2500
4/9/2012	Purchase	5,000	0.2500
4/9/2012	Purchase	18,000	0.2500
4/9/2012	Purchase	5,000	0.2500
4/10/2012	Purchase	4,200	0.2500
11/2/2012	Purchase	40,000	0.2300
11/2/2012	Purchase	2,750	0.4000
11/2/2012	Purchase	2,000	0.2550
11/2/2012	Purchase	4,900	0.2800
11/2/2012	Purchase	2,300	0.4000
11/2/2012	Purchase	15,000	0.4000
11/13/2012	Purchase	25,000	0.4000
11/27/2012	Purchase	20,000	0.3798
11/27/2012	Purchase	1,500	0.2500
11/27/2012	Purchase	10,000	0.4000
11/27/2012	Purchase	5,000	0.4000
11/27/2012	Purchase	5,000	0.4000
11/30/2012	Purchase	3,500	0.4000
11/30/2012	Purchase	2,500	0.4140
12/27/2012	Purchase	10,000	0.4131
12/27/2012	Purchase	1,312	0.4200
12/28/2012	Purchase	27,500	0.4200
1/8/2013	Purchase	13,000	0.4200
1/8/2013	Purchase	2,500	0.4000
1/8/2013	Purchase	5,000	0.4000
3/6/2013	Purchase	98,500	0.4000

Date	Purchase/Sale	Quantity	Price Per Share ($)
3/6/2013	Purchase	10,000	0.4700
3/6/2013	Purchase	15,000	0.4700
3/6/2013	Purchase	25,000	0.4700
3/6/2013	Purchase	10,000	0.4750
3/6/2013	Purchase	10,000	0.4750
3/6/2013	Purchase	5,000	0.4700
3/6/2013	Purchase	12,000	0.4700
3/6/2013	Purchase	10,000	0.4700

Virtus Capital, L.P.:

Date	Purchase/Sale	Quantity	Price Per Share ($)
8/31/2012	Purchase	35,000	0.3373
9/5/2012	Purchase	50,000	0.3888

Steven Gidumal:

Date	Purchase/Sale	Quantity	Price Per Share ($)
3/18/2013	Purchase	26,000	0.5501

Bouchard 10S LLC:

Date	Purchase/Sale	Quantity	Price Per Share ($)
1/28/2013	Purchase	111,000	0.451
1/29/2013	Purchase	89,000	0.451
3/12/2013	Purchase	100,000	0.511
3/28/2013	Purchase	11,527	0.588
3/28/2013	Purchase	88,473	0.591

Malcolm F. MacLean:

Date	Purchase/Sale	Quantity	Price Per Share ($)
12/30/2011	Purchase	27,500	0.26
1/30/2012	Sale	5,000	0.29
2/1/2012	Sale	12,000	0.31
2/6/2012	Sale	10,500	0.33
9/19/2012	Purchase	5,000	0.46
10/31/2012	Sale	5,000	0.45

Date	Purchase/Sale	Quantity	Price Per Share ($)
3/11/2013	Purchase	10,000	0.51
3/12/2013	Purchase	81,377	0.52
3/13/2013	Purchase	70,170	0.53
3/14/2013	Purchase	12,500	0.55
3/15/2013	Purchase	10,000	0.54
3/18/2013	Purchase	30,600	0.55

Clifford D. Nastas:

Date	Purchase/Sale	Quantity	Price Per Share ($)
4/5/2013	Purchase	27,000	0.59

Business Development Partners, LLC:

Date	Purchase/Sale	Quantity	Price Per Share ($)
3/7/2013	Purchase	1,000	0.50
3/7/2013	Purchase	2,000	0.49
3/8/2013	Purchase	2,000	0.53
3/12/2013	Purchase	1,000	0.53
3/14/2013	Purchase	2,000	0.55
3/14/2013	Purchase	2,000	0.55
3/14/2013	Purchase	2,000	0.55
3/14/2013	Purchase	3,000	0.55

Renewable Energy Communities, LLC:

Date	Purchase/Sale	Quantity	Price Per Share ($)
10/31/2011	Purchase	5,000	0.41
11/2/2011	Purchase	5,000	0.40
11/2/2011	Purchase	5,000	0.43
3/7/2013	Purchase	1,000	0.49
3/7/2013	Purchase	1,000	0.50
3/7/2013	Purchase	1,000	0.50
3/7/2013	Purchase	1,000	0.50
3/7/2013	Purchase	1,000	0.50
3/7/2013	Purchase	2,000	0.49
3/8/2013	Purchase	1,000	0.53
3/8/2013	Purchase	2,000	0.53
3/12/2013	Purchase	2,000	0.52
3/14/2013	Purchase	2,000	0.55
3/14/2013	Purchase	3,000	0.55
3/14/2013	Purchase	3,000	0.55
3/14/2013	Purchase	5,000	0.54
3/14/2013	Purchase	5,000	0.54

Lee Smith:

Date	Purchase/Sale	Quantity	Price Per Share ($)
10/31/2011	Purchase	5,000	0.41
11/3/2011	Purchase	5,000	0.39
11/11/2011	Purchase	5,000	0.40
3/5/2013	Purchase	1,000	0.48
3/5/2013	Purchase	1,000	0.48
3/7/2013	Purchase	1,000	0.49
3/7/2013	Purchase	1,000	0.50
3/7/2013	Purchase	1,000	0.49
3/12/2013	Purchase	2,000	0.52
3/14/2013	Purchase	3,000	0.55
3/14/2013	Purchase	1,000	0.55
3/14/2013	Purchase	1,000	0.55

IMPORTANT

Tell your Board what you think! Your vote is important. No matter how many shares of the Company’s common stock you own (your “Shares”), please give us your proxy FOR the election of the Concerned Stockholder Nominees by taking the following steps:

•	COMPLETING the enclosed GOLD Proxy Card,

•	SIGNING the enclosed GOLD Proxy Card,

•	DATING the enclosed GOLD Proxy Card, and

•	MAILING the enclosed GOLD Proxy Card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed Proxy Card for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD Proxy Card.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Morrow & Co., LLC at the address set forth below.

470 WEST AVENUE

STAMFORD, CT 06902

Stockholders Call Toll-Free at: 800-276-3011

Banks and Brokers Call Collect at: 203-658-9400

This Proxy Statement and GOLD Proxy Card are available at: www.morrowco.com/concernedsggh

SIGNATURE GROUP HOLDINGS, INC. Annual Meeting of Stockholders July 16, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE CONCERNED STOCKHOLDERS OF SIGNATURE GROUP HOLDINGS, INC. (“Concerned Signature Stockholders”) THE BOARD OF DIRECTORS OF SIGNATURE GROUP HOLDINGS, INC. IS NOT SOLICITING THIS PROXY G The undersigned hereby appoint(s) Raj Maheshwari and Craig T. Bouchard of New Signature, LLC as proxies, and hereby authorizes each or either of them to represent and to vote, as designated herein, all of the shares of common O stock of Signature Group Holdings, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting L of Stockholders to be held at the Sheraton Gateway, Los Angeles Hotel, 6101 W. Century Boulevard, Los Angeles, California 90045, on July 16, 2013, at 2:00 p.m. Pacific Time, and at any adjournment or postponement thereof (the D “Annual Meeting”). The undersigned hereby revoke(s) any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein P named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or R their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown O to Mr. Maheshwari, Mr. Bouchard, New Signature, LLC or the Concerned Stockholders of Signature Group Holdings, Inc. a reasonable time before this solicitation. X THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND UNLESS OTHERWISE DIRECTED, Y WILL BE VOTED “FOR ALL” THE CONCERNED SIGNATURE STOCKHOLDERS’ NOMINEES NAMED IN PROPOSAL 1; “AGAINST” PROPOSAL 2; “FOR” PROPOSAL 3; “AGAINST” PROPOSAL 4; FOR “ONE YEAR” ON PROPOSAL 5; AND “AGAINST” PROPOSAL 6. YOUR VOTE IS IMPORTANT—PLEASE VOTE TODAY (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting The Concerned Stockholders of Signature Group Holdings, Inc’s Proxy Statement and this GOLD Proxy Card are available at: www.morrowco.com/concernedsggh TO VOTE BY MAIL, PLEASE DETACH HERE

Please mark vote as The Concerned Signature Stockholders recommend a vote FOR the Concerned Signature Stockholders’ Nominees listed in Proposal 1. indicated in X this example 1. Election of Directors: The Concerned Signature Stockholders recommend a vote FOR Proposal 3. 3. The Company’s proposal to ratify the selection of Squar, Milner, Peterson, FOR AGAINST ABSTAIN Nominees (01) Craig T. Bouchard Miranda & Williamson, LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2013. (02) Steve Gidumal FOR ALL WITHHOLD ALL FOR ALL EXCEPT The Concerned Signature Stockholders recommend a vote AGAINST Proposal 4. (03) Malcolm F. MacLean IV FOR AGAINST ABSTAIN 4. The advisory approval of the compensation paid to the Company’s executives. (04) Raj Maheshwari The Concerned Signature Stockholders recommend a vote of ONE YEAR for Proposal 5. (05) Clifford D. Nastas 5. Advisory vote on frequency of future advisory approvals of the 1 YEAR 2 YEARS 3 YEARS ABSTAIN To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below. compensation paid to the Company’s executives. The Concerned Signature Stockholders recommend a vote AGAINST Proposal 6. The Concerned Signature Stockholders recommend a vote AGAINST Proposal 2. 6. The Company’s proposal to adjourn the 2013 Annual Meeting to a later date FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN or dates, if necessary, to permit further solicitation of proxies if there are not 2. The Company’s proposed amendment to the Amended and sufficient votes to approve Proposal 2. Restated Articles of Incorporation to increase the authorized Common Stock. GOLD PROXY CARD Date: , 2013 Signature Signature (Joint Owner) Title(s) Please sign exactly as your name or name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. All holders should sign. Joint owners should each sign personally. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person. PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. 5TO VOTE BY MAIL, PLEASE DETACH HERE5 VOTE BY INTERNET OR TELEPHONE ( : QUICK ??????EASY ??????IMMEDIATE Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail. VOTE BY INTERNET: The web address is www.proxyvoting.com/concernedsggh You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form. VOTE BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form. Call ????Toll Free ????On a Touch-Tone Telephone 1-877-892-7436 There is NO CHARGE to you for this call OPTION A: You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately. OPTION B: If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors. THANK YOU FOR VOTING. CONTROL NUMBER for Internet/Telephone Voting